Exhibit 5.1

PVH CORP.

200 MADISON AVENUE, NEW YORK, NY 10016-3903  (212) 381-3500

MARK D. FISCHER SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY	DID: (212) 381-3509 FAX: (212) 381-3970 E-mail: markfischer@pvh.com

June 30, 2011

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Gentlemen:

I refer to the Registration Statement on Form S-8 (the “Registration Statement”) filed on even date by PVH Corp., a Delaware corporation (the “Company”), with the Securities and Exchange Commission with respect to the registration of up to an aggregate of 15,648 shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), to be issued in connection with the Company’s 2006 Stock Incentive Plan (the “Plan”).

I have made such examination as I have deemed necessary for the purpose of this opinion.  Based upon such examination, it is my opinion, that, when the Registration Statement has become effective under the Securities Act of 1933, as amended, and when the shares of Common Stock to be issued are sold and paid for in the manner described in the Plan, the Common Stock so issued will have been validly issued, fully paid and non-assessable.

My opinion is limited to the General Corporation Law of the State of Delaware.  This opinion is given as of the date hereof and I assume no obligation to advise you of changes that may hereafter be brought to my attention.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Mark D. Fischer

Mark D. Fischer